Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
June 7, 2012
GATX Corporation 222 West Adams Street Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to GATX Corporation, a New York corporation (“GATX”), in connection with an offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of GATX’s issuance of $250,000,000 aggregate principal amount of 4.750% Senior Notes due 2022 (the “Notes”). The Notes are to be issued (1) under the Indenture, dated as of February 6, 2008, between GATX and U.S. Bank National Association, as Trustee (the “Indenture”), and (2) subject to the Underwriting Agreement (the “Underwriting Agreement”), dated June 5, 2012, between GATX and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters listed therein.

We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of a Registration Statement on Form S-3, as amended (File No. 333-168879) (the “Registration Statement”), relating to the Notes. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the prospectus as supplemented relating to the Notes; (iv) the Indenture; (v) the form of the Notes; and (vi) officers’ certificate establishing the terms of the Notes pursuant to the Indenture. The Notes are registered on the Registration Statement. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from GATX or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than GATX, in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of GATX and of public officials and on the representations, warranties and agreements of GATX contained in the Underwriting Agreement.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

GATX Corporation

June 7, 2012

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, and assuming that the Notes are issued in accordance with the terms of the Underwriting Agreement, we are of the opinion that the Notes constitute valid and legally binding obligations of GATX entitled to the benefits of the Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Opinions” with respect to the matters stated therein.

We are admitted to practice law in the State of New York and our opinions expressed herein are limited solely to the federal laws of the United States of America, the laws of the State of New York, and we express no opinion herein concerning the laws of any other jurisdiction.

Very truly yours,

/s/ MAYER BROWN LLP

Mayer Brown LLP